Exhibit 15.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S AWARENESS LETTER

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

We are aware that our report dated May 10, 2007 on our review of the interim financial statements of Ithaka Acquisition Corp. as of March 31, 2007 and for the three-month periods ended March 31, 2007 and 2006 and the cumulative period from April 4, 2005 (inception) to March 31, 2007 and included in this Form 10-Q for the quarter ended March 31, 2007 is incorporated by reference in the Alsius Corporation's Post Effective Amendment No. 1 to the Registration Statement on Form S-3 to Form S-1.  Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered as part of the Registration Statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

September 19, 2007